Exhibit 23.1

PricewaterhouseCoopers
Chartered Accountants
Dorchester House
7 Church Street
Hamilton
Bermuda HM 11.
Telephone +1 441 295 2000
Facsimile +1 441 295 1242

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-112792) and Form S-8 (No. 333-103977), of Montpelier Re Holdings Ltd., of our report dated March 4, 2005 relating to the consolidated financial statements and financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

Hamilton, Bermuda
March 4, 2005

MAILING ADDRESS: PO BOX HM 1171, Hamilton, Bermuda HM EX

A list of partners can be obtained from the above address